Exhibit 10.2

AMENDMENT AND PAYMENT DESIGNATION AGREEMENT

This AMENDMENT AND PAYMENT DESIGNATION AGREEMENT (the “Agreement”), made effective as of the 31st day of December 2007, is by and between ERIE INDEMNITY COMPANY, a Pennsylvania corporation with its principal place of business in Erie, Pennsylvania (the “Company”) and PHILIP A. GARCIA (the “Executive”).

W I T N E S S E T H :

WHEREAS, the Executive and the Company are parties to an Amended and Restated Employment Agreement made effective as of the 12th day of December 2005 (the “Employment Agreement”); and

WHEREAS, the Employment Agreement will expire in accordance with its terms on December 11, 2008, unless earlier terminated pursuant to Section 5 thereof; and

WHEREAS, the Company has advised the Executive that the Employment Agreement should be amended in certain respects in order to comply with recent changes in applicable Federal tax law; and

WHEREAS, the Executive is willing to amend his Employment Agreement based on the mutual understanding of the Executive and the Company that, subject to the amendments to the Employment Agreement set forth in this Agreement, the Executive will continue to be entitled to, and will retain, all rights, payments, emoluments, perquisites, benefits, salary, eligibility for incentives and/or other compensation due to and/or provided for the Executive under and by virtue of the Employment Agreement to the fullest extent allowed by law, including but not limited to the benefit of the Tax Gross-up provided in the Employment Agreement; and

WHEREAS, based on the understanding set forth in the preceding WHEREAS clause, the Executive and the Company each desires to amend the Employment Agreement in certain respects, in order to comply with recent changes in applicable Federal tax law; and each further desires that the Executive designate the time and form of payment of certain compensation payable to the Executive under the Employment Agreement and certain Company benefit plans.

NOW, THEREFORE, in view of the premises and in consideration of the agreements and mutual covenants set forth herein, the adequacy and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereby agree as follows:

1. Expiration of the Employment Agreement.

(a) The term of the Employment Agreement will expire on December 11, 2008, in accordance with Section 1 of the Employment Agreement, unless it is terminated earlier pursuant to Section 5 thereof.

(b) The terms and conditions currently set forth in the Employment Agreement that apply after the expiration of the Employment Agreement, including but not limited to Section 12 thereof, shall continue beyond the expiration of the term of the Employment Agreement, except and to the extent as they may be specifically amended in this Agreement.

2. Provisions with Respect to SERP Benefits.

(a) With respect to benefits to which the Executive may be entitled under the Company’s Supplemental Retirement Plan (the “SERP”) pursuant to Section 8(a)(5) of the Employment Agreement, the Company and the Executive hereby agree that, notwithstanding any conflicting provisions of the Employment Agreement or the SERP, his Accrued SERP Benefit and Additional SERP Benefits shall be paid to him in a lump sum payment on December 12, 2008, or if the Executive terminates employment (other than for Cause) before December 11, 2008, on the first day of the seventh (7th) month after the date of termination. Such lump sum shall be computed in the manner provided under the SERP and Section 8(a)(5) of the Employment Agreement, consistent with how the Company has computed any such payments in the past. The interest rate to be used in calculating the lump sum shall be the interest rate equal to the average of the Moody’s Aa corporate bond rates for the second calendar month immediately preceding the calendar month as of which the lump sum distribution is made (i.e. October 2008). The mortality table to be used in calculating the lump sum shall be the 1994 Group Annuity Reserving table, as defined in IRS Revenue Ruling 2001-62. Attached hereto as Exhibit A, by way of illustration only, is an example of how this payment will be computed.

(b) In addition, if the Executive becomes entitled to SERP Benefits pursuant to Section 8(a)(5) of the Employment Agreement, the Company shall pay to the appropriate taxing authorities on the Executive’s behalf a Tax Gross-up with respect to that portion of the lump sum payment described in subparagraph (a) above which fulfills the Company’s obligations under Section 8(a)(5) of the Employment Agreement. Such Tax Gross-up shall be equal to the sum of (i) all taxes (federal, state, local and payroll taxes) incurred and due and owing by the Executive, arising from the lump sum payment and (ii) any such taxes incurred and due and owing with respect to the amount paid under clause (i), computed by applying the highest applicable marginal rate with respect to each such tax. The Tax Gross-up shall be paid immediately or as soon thereafter as is consistent with applicable law.

(c) If the Executive is terminated for Cause before December 11, 2008, his SERP benefits, computed in the manner prescribed by the SERP without regard to Section 8(a)(5) of the Employment Agreement, shall be paid in the form and at the time designated in subparagraph (a) above.

(d) The parties acknowledge and agree that, conditioned only on the Company’s payment of the lump sum as described in subparagraph (a) above, and payment of the Tax Gross-up as described in subparagraph (b) above as and when due, and notwithstanding any provision of the Employment Agreement or the SERP to the contrary:

(i) The Executive shall not accrue any additional benefits under the SERP after December 11, 2008, and shall release the Company from any further obligation under the SERP and Section 8(a)(5) of the Employment Agreement; and

(ii) The Company shall not have any further or additional obligation to the Executive or his heirs, successors and assigns arising out of or relating to the SERP.

(e) No additional approval of the Company’s Board of Directors or any committee of the Board shall be required with respect to any payments by the Company required to be made under subparagraphs 2(a), 2(b) or 2(c) of this Agreement.

3. Compensation in the Event of Termination.

(a) If the Executive becomes entitled to severance pay pursuant to Section 6(a)(1) of the Employment Agreement, such severance shall be paid in a lump sum on the seventieth (70th) day after the Executive’s termination of employment, provided that the Executive has theretofore executed and delivered to the Company a release if so requested by the Company in accordance with Section 13 of the Employment Agreement.

(b) Any award under the Company’s Long-Term Incentive Plan to which the Executive is entitled pursuant to Section 6(a)(3) of the Employment Agreement shall be paid to him in the year following the year of his termination of employment, no later than September 30th of that year, but not earlier than six (6) months after the date of termination.

4. Provisions With Respect to Section 12 Benefits.

(a) The Company and the Executive hereby acknowledge that the severance pay provided for in Section 12 of the Employment Agreement shall be in an amount equal to two (2) times the Executive’s Covered Compensation (as that term is defined in Section 6(a)(1) of the Employment Agreement) as determined on the date of such termination. In the event that the Executive becomes entitled to severance pay pursuant to Section 12 of the Employment Agreement, such severance shall be paid in a lump sum on the seventieth (70th) day after the Executive’s termination of employment, provided that the Executive has theretofore executed and delivered to the Company a release if so requested by the Company in accordance with Section 13 of the Employment Agreement.

(b) In addition, if the Executive becomes entitled to severance pay pursuant to Section 12 of the Employment Agreement, the Executive and the Executive’s eligible dependents shall be entitled to continuing coverage under the Company’s then-existing group health plans (including medical, dental, prescription drug and vision plans, if any) for a period of two (2) years after the date of the termination of the Executive’s employment, to the extent not prohibited by law and subject to the terms of such plans including provisions as to deductibles and copayments and changes in levels of coverage that are generally applicable to employees.

(c) With respect to all such health plan coverages that are not provided under an insured plan, the Executive shall duly elect and pay for COBRA continuation coverage. The Company’s obligation with respect to all health plan coverages that are not provided under an insured plan is conditioned on the Executive’s duly electing, and then paying for, COBRA coverage throughout the available COBRA continuation coverage period. The Company shall reimburse the Executive for the actual costs paid by the Executive for any such COBRA continuation coverage elected and paid for by the Executive, but only to the extent that any such payments by the Executive are in excess of the required employee contributions paid by the Executive prior to termination. The Company shall pay such reimbursement promptly upon receipt of reasonable documentation thereof from the Executive, but in any event not later than the end of the calendar year following the year in which the expense was incurred.

(d) If the continuation of any coverage identified in subparagraph 4(b) above is not reasonably available pursuant to the applicable insurance policy or plan and, in the case of any health plan coverage not provided under an insured plan, after the end of the available COBRA continuation period:

(i) The parties will cooperate and use their best efforts to obtain an individual policy that provides the Executive (and his previously covered dependents, if any) substantially equivalent coverage, and the Company will pay, for the balance of the two (2) year period beginning on the date of termination, the premiums on any such individual policy, to the extent in excess of the required employee contribution paid by the Executive prior to termination.

(ii) If the continuation of any such coverage is not available pursuant to the applicable insurance policy or plan, and an individual policy cannot be obtained despite the parties’ cooperative best efforts, the Company will reimburse the Executive for any medical expense he (and his previously covered dependents, if any) incur during the balance of the two (2) year period beginning on the date of termination, provided that such expense would have been reimbursed by the applicable Company plan. The Company shall pay such reimbursement promptly upon receipt of reasonable documentation thereof from the Executive, but in any event not later than the end of the calendar year following the year in which the expense was incurred.

5. Additional Amendments to the Employment Agreement.

(a) With respect to the reimbursement of legal fees pursuant to Section 11 of the Employment Agreement, the parties agree that:

(i) the legal fees and expenses eligible for reimbursement during any calendar year shall not affect the expenses eligible for reimbursement in any other calendar year;

(ii) reimbursement of eligible legal fees and expense shall be paid promptly after reasonable documentation thereof is provided to the Company, and in any case no later than the last day of the calendar year following the year in which the expense was incurred; and

(iii) the right to reimbursement shall not be subject to liquidation or exchange for another benefit.

6. Miscellaneous Provisions.

(a) Except as specifically amended herein, the Employment Agreement shall continue in effect for the balance of its term, and thereafter in accordance with its terms as hereby amended. The terms contained in this Agreement constitute the only amendments, changes and/or modifications to the Employment Agreement that the Company and the Executive have agreed to as of the date hereof. Other than for the terms of the Employment Agreement that are amended or changed by this Agreement, no other terms set forth in the Employment Agreement have been or shall be amended, changed, modified, repealed, waived, extended or discharged unless agreed to in writing by both the Company and the Executive. This Agreement, together with the Employment Agreement as amended thereby, constitute the entire agreement of the parties hereto with respect to the subject matters set forth in this Agreement and the Employment Agreement. All terms, conditions and provisions in the Employment Agreement that are not amended by this Agreement shall remain in full force and effect.

(b) Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Employment Agreement.

(c) When this Agreement uses the term “termination of employment” or otherwise uses the term “terminate” with reference to employment, the terms “termination” or “terminate” shall be construed to mean a separation from service or separate from service, as those terms are defined in the regulations under Internal Revenue Code Section 409A.

(d) If the Executive is, on the date of termination of employment, a “specified employee”, as that term is used in regulations under Section 409A, no amount that is deferred compensation for purposes of Section 409A may be paid until the first (1st) day of the seventh (7th) month beginning after termination of the Executive’s employment. The Company and the Executive each independently and separately believes all amounts payable under the terms of this Agreement before such seventh (7th) month are not deferred compensation for purposes of Section 409A of the Code, and this paragraph 6(d) shall be construed accordingly unless the Company’s and the Executive’s belief is demonstrated to be incorrect.

(e) This Agreement may be executed in one or more counterparts, including by facsimile (fax) signature, all of which shall be considered one and the same instrument, and shall become a binding agreement when one or more counterparts have been signed by and delivered to each party.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its President and Chief Executive Officer thereunto duly authorized by the Company’s Board of Directors to execute this Agreement on behalf of the Company, and the Executive has hereunto set his hand as of the day and year first above written.

ATTEST:	ERIE INDEMNITY COMPANY
/s/ James J. Tanous	/s/ John J. Brinling, Jr.

James J. Tanous, Secretary	John J. Brinling, Jr. President and Chief Executive Officer
WITNESS:	EXECUTIVE
/s/ Eric Miller	/s/ Philip A. Garcia

Philip A. Garcia

EXHIBIT A

This Exhibit A illustrates how a SERP lump sum benefit is calculated. The SERP benefit equals 2% of SERP Final Average Earnings multiplied by years of credited service (up to a maximum of 30 years) minus the benefit payable from ERIE’s qualified pension plan. This two step process is illustrated below by first calculating the benefit payable from the qualified pension plan then calculating the lump sum benefit payable from the SERP.

Erie Insurance Group Retirement Plan for Employees
Qualified Benefit Computation at December 11, 2008

I.	Employee Data 1. 2. 3. 4. 5. 6. 7.	Name Date of Birth Date of Hire Normal Retirement Date Years of continuous service at December 11, 2008 Final 36-month average monthly base salary Covered Compensation level (monthly)	Sample Calculation May 31, 1950 October 31, 1988 June 1, 2015 21 $17,638.89 $5,972.00	Notes and Comments

Maximum of 30 years; a fractional year is
counted
as a whole year.
This item may be limited by the IRC 401(a)(17) /
404(l)
annual compensation limit
This amount is provided annually by the Internal
Revenue Service based on participant’s year of birth
II.	Calculation of Qualified Normal Retirement Pension — (Single Life)
	1. 2. 3. 4.	1% of Item I.6 .5% of (Item I.6 — Item I.7, minimum zero) Item II.1 plus Item II.2 Qualified Normal Retirement Pension (Item II.3 x Item I.5, maximum of 30 years)	$176.39 $58.33 $234.72 $4,929.12	Monthly benefit

III.Calculation of Qualified Early Retirement Pension
1.	Number of complete calendar months representing the	77	For a participant
			who is not yet age
			55, this will be
			120
			months difference	and December 11,	months)
			between the normal	2008 (up to a
			retirement date	maximum of 120
2.	1/4 of 1% of Item III.1 (only up to 60 months)	15.0000%
3.	3/8 of 1% x the excess of Item III.1 over 60 months	6.3750%
4.	Sum of Item III.2 and III.3	21.3750%
5.	Item II.4 x Item III.4	$1,053.60
6.	Qualified Early Retirement Pension: single life	$3,875.52	Monthly benefit
	(Item II.4 - Item III.5)

Erie Insurance Group Supplemental Executive Retirement Plan (“SERP”)

SERP Benefit Computation at December 11, 2008

I.	Employee Data

	1.	Name	Sample Calculation
	2.	Date of Birth	May 31, 1950
	3.	Date of Hire	October 31, 1988
	4.	Normal Retirement Date	June 1, 2015
	5.	Years of continuous service at December 11, 2008	21	Maximum of 30 years. A fractional year is counted as a
				whole year
	6.	Final 24-month average monthly base salary	$28,000.00
	7.	Years of Executive Service at December 11, 2008	15	These are full years of service as a Senior Vice	President or higher
					ranking executive
II.	Calculation of SERPBenefit at December 11, 2008
	1.	December 11, 2008 SERPbase: 10-year certain & continuous	$11,760.00
		(2.0% x Item I.6 x Item I.5, maximum of 30)
	2.	Qualified Early Retirement Pension: single life	$3,875.52
	3.	Early Retirement single life to 10-year certain & continuous conversion factor	98.06%	For a participant who is not yet age 55, this will be the
				conversion factor at age 55 (98.83%).
	4.	Qualified Early Retirement Pension: 10-year certain & continuous	$3,800.33
		(Item II.2 x Item II.3)
	5.	SERPBenefit at December 11, 2008: 10-year certain & continuous	$7,959.67	Monthly benefit
		(Item II.1 - Item II.4) x (Item I.7 x 20%, to a maximum of 100%)

6.	December, 2008 10-year certain & continuous to lump sum conversion factor 152.5488 For a participant who is at least age 55, this will be the factor to convert a 10-year certain & continuous benefit that is payable immediately to a lump sum payable in December 2008

For a participant who is not yet age 55, this will be the

7.	December 12, 2008 lump sum (Item II.5 x Item II.6)	$1,214,238.11	factor to convert a deferred to age 55
10—year certain & continuous benefit to a lump sum
payable in December 2008
Calculated using Moody’s Aa Corporate Bond interest
rate and Revenue Ruling 2001-62 Mortality.